February 10, 2022	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Fourth-Quarter and Full-Year 2021 Results
Company Raises 2022 Guidance to Reflect Benefit of Ball Metalpack Acquisition

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest sustainable global packaging companies, today reported financial results for its fourth quarter and full year, both ending December 31, 2021.
Fourth-Quarter and Full-Year Highlights
•Fourth-quarter 2021 net sales were $1.44 billion, up from $1.38 billion in 2020. Full-year 2021 net sales were $5.59 billion, compared to $5.24 billion in 2020.
•Fourth-quarter 2021 GAAP earnings per diluted share was $0.66, compared with a GAAP loss per diluted share of $(0.12) in 2020. The full-year 2021 GAAP loss per diluted share was $(0.86), compared to GAAP earnings per diluted share of $2.05 in 2020. The full-year 2021 GAAP loss was driven by $410.4 million after-tax pension settlement charges mostly related to the Company's settlement of its U.S. Inactive Plan in the second quarter.
•2021 fourth-quarter results include net after-tax charges of $0.24 per diluted share related to restructuring charges, acquisition-related activity, non-operating pension costs, and other non-base items. Prior-year results included net after-tax charges of $0.56 per diluted share primarily related to non-cash asset impairments, $0.17 per diluted share from the loss on the divestiture of the Company's European contract packaging business and charges from restructuring, non-operating pension and acquisition/divestiture costs.
•Base net income attributable to Sonoco (base earnings) for the quarter was $0.90 per diluted share, compared with $0.82 in 2020. Full-year 2021 base earnings per diluted share were $3.55, compared to $3.41 in 2020. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided fourth-quarter and full-year 2021 base earnings guidance of $0.84 to $0.90 and $3.49 to $3.55 per diluted share, respectively.
•Full-year cash flow from operations was $298.7 million in 2021, compared with $705.6 million in 2020. Free cash flow in 2021 was $55.8 million, compared with $524.5 million in 2020. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)
•On January 26, 2022, Sonoco completed the acquisition of Ball Metalpack, a leading manufacturer of sustainable steel tinplate packaging for food and household products and the largest aerosol can producer in North America, for $1.35 billion in cash subject to customary adjustments, including for working capital, cash, and indebtedness.
Full-Year and First Quarter 2022 Guidance Updates
•Full-year 2022 base earnings are expected to be in the range of $4.60 to $4.80 per diluted share, including the projected earnings benefit from the addition of Ball Metalpack. Effective with the first quarter of 2022, the Company has modified its definition of base earnings to exclude amortization expense on acquisition intangibles. This change was made to better align the Company's definition of base earnings with those of its peers. Full-year 2021 base earnings per diluted share would have been $3.93 after adding back amortization expense on intangibles from acquisitions.
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•Base earnings for the first quarter of 2022 are estimated to be in the range of $1.25 to $1.35 per diluted share. Base earnings per diluted share for the first quarter of 2021 would have been $1.00 after adding back amortization expense on acquisition intangibles.
•Full-year 2022 cash flow from operations and free cash flow are expected to be between $690 million to $740 million and $365 million to $415 million, respectively. This updated guidance reflects the expected benefit from the Ball Metalpack acquisition.
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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 3
Note: First-quarter and full-year 2022 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: gains or losses on the sale of businesses or other assets, restructuring actions, asset impairment charges, acquisition/divestiture costs, certain income tax related events and other items. These items could have a significant impact on the Company's future GAAP financial results.

CEO Comments
Commenting on the Company’s full-year and fourth-quarter results, Sonoco President and Chief Executive Officer Howard Coker said, "As I look back at all we accomplished in 2021, I couldn't be more proud of how our Sonoco team worked together to produce solid results despite unprecedented headwinds from storms, supply chain disruptions, inflation and the continuing effects of Covid-19. We aggressively drove price increases across all our businesses to counter higher raw material and non-material inflation. We increased capital spending to fund more high-return projects, including Project Horizon which is modernizing our Hartsville uncoated recycled paperboard complex. We better focused our sustainability efforts, including setting aggressive science-based targets to meaningfully reduce greenhouse gas emissions over the next decade. We simplified our portfolio by exiting the display and packaging business and recently added Ball Metalpack, which further expands our sustainable consumer packaging offering while being immediately accretive to base earnings and cash flow. Finally, we returned a record $397 million in cash to shareholders through dividends and share repurchases.
"In the fourth quarter, our balanced mix of Consumer and Industrial packaging businesses performed well as we achieved results at the high end of our base earnings guidance despite facing market disruptions and continued cost pressures. Overall, our bottom-line results benefited from strong productivity, an overall positive price/cost relationship, and a lower effective tax rate. These positive factors were partially offset by the impact of four fewer shipping days compared to last year's fourth quarter and the divestiture of the display and packaging business. Our Industrial Paper Packaging segment achieved a sixth consecutive quarter of sales growth while operating profit increased by almost 33 percent as demand and price realization continued to improve. Our Consumer Packaging segment operating profit declined 14 percent from the prior-year quarter reflecting a normalization of demand from the heightened eat-at-home trends experienced last year and the impact of higher costs. Finally, our All Other group of businesses, which includes industrial plastics, protective and retail security packaging, and health care packaging, reported a 34.5 percent decline in operating profit primarily stemming from the display and packaging divestiture."
Fourth-Quarter Review
Net sales for the fourth quarter were $1.4 billion, an increase of $62.8 million, or 4.6 percent, from last year’s quarter. The increase in sales reflects higher selling prices, mostly implemented to mitigate inflation, which more than offset the negative impact from divestitures, net of acquisitions, and fewer shipping days year over year.

GAAP net income attributable to Sonoco in the fourth quarter was $65.2 million, or $0.66 per diluted share, an increase of $76.8 million, compared with the GAAP net loss of $(11.6) million, or $(0.12) per diluted share, in 2020. Base earnings in the fourth quarter were $88.8 million, or $0.90 per diluted share, an increase of $5.8 million, compared with $83.0 million, or $0.82 per diluted share, in 2020. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition/divestiture costs, non-operating pension costs, certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release. Fourth quarter base earnings and base earnings per diluted share are not adjusted to add back amortization expense. As noted above, the Company will begin reporting base earnings reflecting this adjustment in the first quarter of 2022.)

Fourth-quarter GAAP results include after-tax charges of $23.7 million, or $0.24 per diluted share, related to restructuring charges, acquisition-related activity, non-operating pension costs, and other non-base items. In the fourth quarter of 2020, GAAP earnings included charges totaling $94.7 million or $0.94 per diluted share, after tax, including non-cash asset impairments totaling $56.8 million, or $0.56 per diluted share, mostly related to the Company's Plastics - Food operations. Additionally, the Company recognized a $17.5 million, or $0.17 per diluted share, after-tax loss on the sale of the European contract packaging business, which included tax expense of $3.0
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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 4
million. The remainder of the total after-tax charges related to restructuring, non-operating pension and acquisition/divestiture costs.

Gross profits were $263.6 million in the fourth quarter, a decrease of $11.1 million or 4.1 percent, compared with $274.8 million in the same period in 2020. Gross profit as a percentage of sales declined to 18.3 percent, compared to 20.0 percent in 2020. The reduction in gross profit was primarily driven by rising costs of raw materials and other expenses, negative volume/mix impacts, including less days in the current period, and the divestiture of the Company's display and packaging businesses. Fourth-quarter GAAP selling, general and administrative expenses decreased $3.5 million from the prior year to $153.6 million.

Segment Review
Sonoco reports its financial results in two segments: Consumer Packaging and Industrial Paper Packaging, with all remaining businesses reported as All Other. Segment operating results do not include restructuring and asset impairment charges, acquisition/divestiture costs, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis. Note that in all instances prior-period results have been recast to conform to current-year presentation.
Consumer Packaging
Sonoco’s Consumer Packaging segment primarily serves prepared and fresh food markets along with other packaging for direct-to-consumer products and includes the following products and services: round and shaped rigid paper containers; metal and peelable membrane ends and closures; thermoformed plastic trays and containers; printed flexible packaging; and global brand artwork management.

Fourth-quarter 2021 sales for the segment were $588.8 million, compared with $569.9 million in 2020. Segment operating profit was $56.5 million in the fourth quarter, compared with $65.9 million in the same quarter of 2020.

Fourth-quarter 2021 segment sales increased 3.3 percent compared to the prior-year's quarter driven by higher selling prices implemented to help offset inflation, partially offset by fewer shipping days in the quarter. Adjusted for the impact of fewer days, "same-day" volume/mix was modestly favorable in the segment.

Volume/mix in our Flexible Packaging and Plastics - Food businesses increased from 2020 due to recovery from the pandemic, despite the decrease in days. These gains were mostly offset by volume/mix losses in our Global Rigid Paper Containers business which experienced a return to more normal sales levels after the prior year benefited from consumers' at-home eating preferences driven by pandemic-related lockdowns and other restrictions.

Segment operating profit decreased 14.2 percent compared to the prior-year quarter as strong productivity gains were more than offset by a negative price/cost relationship stemming from rising cost inflation along with the impact of fewer shipping days year over year. Overall, segment operating margin decreased by 196 basis points to 9.6 percent.

Industrial Paper Packaging
The Industrial Paper Packaging segment includes the following products: fiber-based tubes, cones, and cores; fiber-based construction tubes; fiber-based protective packaging and components; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, corrugating medium, recovered paper and material recycling services.

Fourth-quarter 2021 sales for this segment were $655.2 million, compared with $543.6 million in 2020. The segment reported an operating profit of $56.9 million in the fourth quarter of 2021, compared with an operating profit of $42.9 million in the prior-year period.

Sales increased 20.5 percent compared to the prior year’s quarter mostly due to higher selling prices implemented to offset inflation which were partially offset by the impact of fewer shipping days. On a same-day basis, volume/mix was slightly positive as global tube, core and cone demand continued to improve but was mostly offset by declines in our paper and recycling businesses.
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Segment operating profit increased $14.0 million due primarily to a positive price/cost relationship which was partially offset by the impact of fewer shipping days in the quarter. Segment operating margin improved to 8.7 percent from 7.9 percent in the prior-year period.

All Other
Businesses grouped as All Other include healthcare packaging, protective and retail security packaging and industrial plastic products. These businesses include the following products and services: thermoformed rigid plastic trays and devices; custom-engineered molded foam protective packaging and components; temperature-assured packaging; injection molded and extruded containers, spools and parts; retail security packaging, including printed backer cards, thermoformed blisters and heat-sealing equipment; and paper amenities.

Fourth-quarter 2021 sales for these businesses were $195.2 million, down from $262.8 million in 2020. All Other operating profit was $11.2 million in the fourth quarter, compared with $17.2 million in 2020.

All Other sales declined 25.7 percent from the prior-year quarter driven by divestiture of display and packaging and fewer shipping days in the current-year quarter. These factors were partially offset by higher selling prices and improved demand, particularly in the temperature assured unit which achieved record sales driven by demand for COVID-19 vaccine shippers. Despite the current-year quarter having fewer days, overall volume/mix for All Other improved by 5.9 percent adjusted for the display and packaging divestiture.

All Other operating profit declined 34.5 percent from the prior year's quarter due primarily to the display and packaging divestiture along with a negative price/cost relationship as cost inflation exceeded price recovery. The group's operating margin declined 77 basis points to 5.8 percent.

Corporate/Tax
Net interest expense for the fourth quarter of 2021 decreased to $12.5 million, compared with $18.8 million during the same period in 2020, due to lower debt balances and lower average interest rates. The 2021 fourth-quarter effective tax rates on GAAP and base earnings were 27.8 percent and 23.7 percent, respectively, compared with (40.9) percent and 23.5 percent, respectively, in the prior year’s quarter. The GAAP effective tax rate was negative in the prior-year quarter due to the sale of the Company’s contract packaging business in Europe. (See base provision for income taxes definition, explanation and reconciliation to GAAP provision for income taxes later in this release.)

2021 Full-Year Results
2021 net sales were $5.59 billion, an increase of $353.0 million, compared with $5.24 billion in 2020. Sales grew 6.7 percent for the year as higher selling prices, mostly implemented to offset inflation, and volume/mix improvement more than offset the negative impact from divestitures, net of acquisitions.

The GAAP net loss attributable to Sonoco for 2021 was $(85.5) million or $(0.86) per diluted share, compared with GAAP net income of $207.5 million or $2.05 per diluted share in 2020. The GAAP net loss in 2021 included after-tax charges totaling $441.2 million, or $4.41 per diluted share, mostly driven by $423.5 million, or $4.23 per diluted share, in after-tax non-operating pension costs largely attributable to pension settlement charges and by a $15.0 million after-tax loss related to the early extinguishment of debt. These negative items were partially offset by a $30.0 million net recognized benefit associated with the increased use of foreign tax credits resulting from the amendment of the Company's 2017 U.S. tax return. The remaining $32.7 million of net after-tax charges included restructuring and asset impairment charges, acquisition/divestiture-related costs, and other non-base items. In 2020, GAAP earnings included $138.0 million in after-tax charges largely consisting of asset impairment and restructuring charges and non-operating pension costs.

Base earnings in 2021 increased 3.0 percent to $355.7 million, or $3.55 per diluted share, compared with $345.5 million, or $3.41 per diluted share, in 2020. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release. These full-year base earnings and base earnings per diluted share results are not adjusted to add back amortization expense. As noted above, the Company will begin reporting base earnings
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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 6
reflecting this adjustment in the first quarter of 2022.) Full-year 2021 gross profit was $1.1 billion, compared with $1.0 billion in 2020. Gross profit as a percentage of sales in 2021 was 19.0 percent, compared with 20.0 percent in 2020. GAAP selling, general and administrative expenses increased $29.7 million driven by more-normalized expenses for medical benefits, increased strategic information technology spend, and higher acquisition and divestiture transaction costs.

2021 Cash Flow and Free Cash Flow
For 2021, cash generated from operations was $298.7 million, compared with $705.6 million in 2020, a decrease of $406.9 million. Although net income declined $290.0 million year-over-year, the decrease reflects $410.4 million of after-tax non-cash pension settlement charges. Net working capital consumed $107.4 million in 2021 compared to providing $51.5 million in the prior year. Net working capital grew throughout the year driven by increased business activity, inflation and supply chain dynamics. Cash paid for income taxes increased $68.6 million in 2021 primarily due to a tax deduction taken in the prior year in anticipation of payments to fund the current year's pension plan settlement.
Net capital expenditures were $242.9 million during 2021 compared with $181.2 million in 2020. The current year's increase in net capital expenditures was mostly driven by spending on Project Horizon.

Free cash flow for 2021 was $55.8 million, compared with $524.5 million in the prior year, reflecting the decrease in cash flow from operations and the increase in net capital expenditures discussed above. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release.)

Sonoco continues to provide value to shareholders through quarterly dividends. The Company paid $178.6 million in dividends in 2021, compared to $172.6 million in the prior year. Additionally, the Company spent $218.1 million to repurchase shares mostly through a structured accelerated buy back as well as open market repurchases. In the prior year, the Company spent $8.5 million on share repurchases mostly related to employee income tax withholding on exercised share-based awards.

As of December 31, 2021, total debt was $1.61 billion, compared with $1.70 billion as of December 31, 2020. At the end of 2021, the Company had a total-debt-to-total-capital ratio of 46.5 percent, compared with 47.1 percent at December 31, 2020. Cash and cash equivalents were $171.0 million as of December 31, 2021, compared with $564.8 million at December 31, 2020.

Full-Year 2022 and First Quarter Updated Outlook
Including the accretive impact of the Ball Metalpack acquisition, the Company expects 2022 base earnings to be in the range of $4.60 to $4.80 per diluted share, with a mid-point target of $4.70 per diluted share. First quarter base earnings per diluted share are expected to be between $1.25 to $1.35. As noted above, to better align the Company’s non-GAAP earnings measures with those of its peers, effective with the first quarter of 2022 the Company has modified its definition of base earnings to exclude amortization expense on acquisition intangibles.

For its legacy business, the Company expects that on an annual basis volume/mix will improve by about 1 percent and that cost recovery initiatives put in place to offset inflation will result in a positive price/cost relationship. Offsetting these favorable factors are an expected negative year-over-year impact from foreign exchange rates, a higher effective tax rate, and increased selling, general and administrative expenses. Selling, general and administrative expenses are expected to increase due to the non-recurrence of Covid-related incentives received in 2021, wage inflation, and strategic information technology expenses.

Including Ball Metalpack, 2022 annual depreciation expense is expected to be $244 million and amortization expense on acquired intangibles, which will be excluded from base earnings, is expected to be $86 million. In addition, the Company's 2022 annual and first-quarter estimated effective tax rates on base earnings are expected to be between 25 percent and 26 percent, for each period.
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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 7
For comparison, the Company's full-year 2021 base earnings per diluted share would have been $3.93, after adding back amortization expense on intangibles from acquisitions. Base earnings per diluted share for the first quarter of 2021 would have been $1.00, with amortization added back.

Sonoco expects full-year 2022 operating cash flow and free cash flow to be in a range of $690 million to $740 million and $365 million and $415 million, respectively, including the positive impact of the acquisition of Ball Metalpack. At the mid-point, 2022 operating cash flow is projected to be approximately $715 million and, after spending an estimated $325 million on capital investments, 2022 free cash flow is expected to be approximately $390 million. Capital spending in 2022 is expected to exceed that of 2021 due to delays in certain value-creating projects which had been slated for 2021 and capital investments at Ball Metalpack.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy, continued effects of the pandemic on global supply chains, and potential changes in raw material prices, other costs, and to the Company's effective tax rate, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Coker said, "We are extremely excited entering 2022 that our core Consumer and Industrial businesses are well positioned to achieve stronger performance coming out of the pandemic. Our efforts to recover higher costs continue to gain traction and we will remain diligent to stay ahead of the price/cost curve. We expect our 'invest in ourselves' strategy to continue delivering enhanced growth and improved productivity. We expect to further simplify our structure, creating a more effective and efficient organization, while managing the Company's portfolio for 'fit' around fewer, but larger, businesses. Finally, the complementary addition of Ball Metalpack fits our strategy by increasing the capability of our core can-making franchise and expanding our position in more-defensive consumer markets, while providing significant synergy, technology and process optimization opportunities.

"Our purpose is Better Packaging. Better Life. This means we are committed to creating sustainable packaging solutions that help build our customers' brands, enhance their product offerings and improve the quality of life for people around the world. We remain committed to returning cash to our shareholders and believe our value-creating strategy will make Sonoco Better than Ever."

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 8575573. The archived call will be available through February 20, 2022. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of consumer, industrial products, healthcare and protective packaging. With annualized net sales of approximately $5.6 billion, the Company has approximately 20,500 employees working in approximately 300 operations in 32 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune's World's Most Admired Companies for 2022 as well as being included in Barron's 100 Most Sustainable Companies for three consecutive years. For more information, visit www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “anticipate,” “aspires,” “assume,”
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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 8
“believe,” “can,” “commitment,” “consider,” “could,” “envision,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “might,” “objective,” “opportunity,” “outlook,” “plan,” “potential,” “project,” “re-envision,” “strategy,” “target,” “will,” “would,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements in this communication include statements regarding, but not limited to: the Company’s future operating and financial performance, including Full-Year 2022 and First Quarter Updated Outlook; expected benefits from the Ball Metalpack acquisition and the strategic advantages and synergy, technology and process opportunities related thereto; the effects of the Company's 'invest in ourselves' strategy, including enhanced growth and improved productivity; the effects of ongoing and anticipated restructuring and portfolio management activities; efforts to recover higher costs and stay ahead of the price/cost curve; the effects of the COVID-19 coronavirus on the Company’s business, operations, people, supply chains and financial condition; goals relating to sustainability and reduction of greenhouse gas emissions; the return of cash to shareholders; and creation of long-term value and returns for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation, those related to: the Company’s ability to achieve the benefits it expects from acquisitions, including the Ball Metalpack acquisition; the Company’s ability to execute on its strategy, including with respect to acquisitions, cost management, restructuring and capital expenditures, and achieve the benefits it expects therefrom; the availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these pricing risks; the effects of the COVID-19 pandemic on the Company’s results of operations, financial condition, value of assets, liquidity, prospects and growth, and on the industries in which it operates and that it serves; the costs of labor; the effects of inflation and fluctuations in consumer demand on the Company and the industries in which it operates and that it serves; the Company’s ability to meet its goals relating to sustainability and reduction of greenhouse gas emissions; the Company’s ability to return cash to shareholders and create long-term value; and the other risks, uncertainties and assumptions discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.
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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net sales	$1,439,187	$1,376,348	$5,590,438	$5,237,443
Cost of sales	1,175,562	1,101,592	4,528,528	4,191,104
Gross profit	263,625	274,756	1,061,910	1,046,339
Selling, general and administrative expenses	153,563	157,063	558,180	528,439
Restructuring/Asset impairment charges	5,321	85,947	14,210	145,580
Loss on disposition of a business	—	14,516	2,667	14,516
Operating Profit	104,741	17,230	486,853	357,804
Non-operating pension costs	5,598	7,510	568,416	30,142
Loss on early extinguishment of debt	—	—	20,184	—
Net interest expense	12,491	18,759	59,235	72,070
(Loss)/Income before income taxes	86,652	(9,039)	(160,982)	255,592
Provision/(Benefit) for income taxes	24,112	3,693	(67,430)	53,030
(Loss)/Income before equity in earnings of affiliates	62,540	(12,732)	(93,552)	202,562
Equity in earnings of affiliates, net of tax	5,140	1,449	10,841	4,679
Net (loss)/income	67,680	(11,283)	(82,711)	207,241
Net (income)/loss attributable to noncontrolling interests	(2,523)	(359)	(2,766)	222
Net (loss)/income attributable to Sonoco	$65,157	$(11,642)	$(85,477)	$207,463

Weighted average common shares outstanding – diluted	98,743	100,948	99,608	101,209

Diluted earnings per common share	$0.66	$(0.12)	$(0.86)	$2.05
Dividends per common share	$0.45	$0.43	$1.80	$1.72

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net sales
Consumer Packaging	$588,822	$569,915	$2,368,347	$2,229,859
Industrial Paper Packaging	655,153	543,590	2,464,312	1,991,474
All Other	195,212	262,843	757,779	1,016,110
Consolidated	$1,439,187	$1,376,348	$5,590,438	$5,237,443

Segment operating profit:
Consumer Packaging	$56,484	$65,862	$252,824	$278,444
Industrial Paper Packaging	56,930	42,945	218,346	176,809
All Other	11,244	17,173	44,195	71,736
Restructuring/Asset impairment (charges)	(5,321)	(85,947)	(14,210)	(145,580)
Other non-base income/(charges), net	(14,596)	(22,803)	(14,302)	(23,605)
Consolidated	$104,741	$17,230	$486,853	$357,804

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Net (loss)/income	$(82,711)	$207,241
(Gains)/losses on asset dispositions and other asset impairment charges	(4,067)	97,490
Depreciation, depletion and amortization	239,086	255,359
Pension and postretirement plan expense, net of contributions	431,961	17,562
Changes in working capital	(107,444)	51,465
Changes in tax accounts	(201,040)	(11,972)
Other operating activity	22,887	88,476
Net cash provided by operating activities	298,672	705,621

Purchase of property, plant and equipment, net	(242,853)	(181,161)
Proceeds from business disposition	91,569	103,411
Cost of acquisitions, net of cash acquired	(22,209)	(49,261)
Net debt repayments	(107,077)	(14,195)
Cash dividends	(178,622)	(172,626)
Payments for share repurchases	(218,085)	(8,483)
Other, including effects of exchange rates on cash	(15,265)	36,259

Net (decrease)/increase in cash and cash equivalents	(393,870)	419,565
Cash and cash equivalents at beginning of period	$564,848	$145,283
Cash and cash equivalents at end of period	$170,978	$564,848
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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 11

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	December 31, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$170,978	$564,848
Trade accounts receivable, net of allowances	755,609	658,808
Other receivables	95,943	103,636
Inventories	562,114	450,691
Prepaid expenses and income taxes	74,034	52,564
	1,658,678	1,830,547
Property, plant and equipment, net	1,297,500	1,244,110
Goodwill	1,324,501	1,389,255
Other intangible assets, net	278,143	321,934
Other assets	514,414	491,413
	$5,073,235	$5,277,259
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$1,102,662	$1,048,248
Notes payable and current portion of long-term debt	411,557	455,784
Income taxes payable	11,544	7,415
	1,525,763	1,511,627
Long-term debt, net of current portion	1,199,106	1,244,440
Pension and other postretirement benefits	158,265	171,518
Deferred income taxes and other	340,561	439,146
Total equity	1,849,540	1,910,528
	$5,073,235	$5,277,259

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, non-operating pension costs, environmental charges, acquisition/divestiture-related costs, gains and losses on dispositions of businesses, property insurance recoveries in excess of recorded losses, certain income tax related events and other items, if any, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings,” “Base Earnings per Diluted Share,” and "Base Provision for Income Taxes." In addition, as discussed above, starting in 2022 (including full-year and first quarter guidance for 2022) and going forward, the Company will also include adjustments in these non-GAAP financial measures to add back amounts relating to amortization-related expense on acquisition intangibles in order to better align such measures with those of its peers, better reflect the Company’s operating performance and increase the usefulness of such measures to the investing community.

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 12

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. First-quarter and full-year 2022 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, amortization expense on acquisition-related intangibles, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 13

		Non-GAAP Adjustments
Three Months Ended December 31, 2021	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(3)	Base

Operating profit	$104,741	$5,321	$5,219	$9,377	$124,658
Non-operating pension costs	5,598	—	—	(5,598)	—
Interest expense, net	12,491	—	—	—	12,491
Income before income taxes	86,652	5,321	5,219	14,975	112,167
Provision for income taxes	24,112	2,710	550	(739)	26,633
Income before equity in earnings of affiliates	62,540	2,611	4,669	15,714	85,534
Equity in earnings of affiliates, net of taxes	5,140	—	—	(1,394)	3,746
Net income	67,680	2,611	4,669	14,320	89,280
Net (income) attributable to noncontrolling interests	(2,523)	—	—	2,052	(471)
Net income attributable to Sonoco	$65,157	$2,611	$4,669	$16,372	$88,809

Per Diluted Share*	$0.66	$0.03	$0.05	$0.17	$0.90
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended December 31, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(4)	Base

Operating profit	$17,230	85,947	3,613	19,190	$125,980
Non-operating pension costs	7,510	—	—	(7,510)	—
Interest expense, net	18,759	—	—	—	18,759
(Loss)/Income before income taxes	(9,039)	85,947	3,613	26,700	107,221
Provision for income taxes	3,693	17,847	901	2,788	25,229
(Loss)/Income before equity in earnings of affiliates	(12,732)	68,100	2,712	23,912	81,992
Equity in earnings of affiliates, net of taxes	1,449	—	—	—	1,449
Net (loss)/income	(11,283)	68,100	2,712	23,912	83,441
Net (income) attributable to noncontrolling interests	(359)	(34)	—	—	(393)
Net (loss)/income attributable to Sonoco	$(11,642)	$68,066	$2,712	$23,912	$83,048
Diluted weighted average common shares outstanding(5):	100,948			395	101,343
Per Diluted Share*	$(0.12)	$0.67	$0.03	$0.24	$0.82
*Due to rounding individual items may not sum across
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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 14

(1)Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Additionally, 2020 includes net asset impairment charges totaling $74,878 mostly related to the Company's Plastics - Food business.

(2) Includes costs related to potential and actual acquisitions and divestitures.

(3) Includes non-operating pension expenses and other one-time charges.

(4) Includes the pre-tax loss on the divestiture of the Company's contract packaging business in Europe of $14,516 as well as non-operating pension expenses.

(5) Due to the magnitude of certain expenses considered by management to be non-base and included in Other Adjustments. the Company reported a quarter-to-date GAAP Net Loss Attributable to Sonoco. In instances where a company has a net loss, including potential common shares in the denominator of a diluted earnings per-share computation will have an antidilutive effect on the per-share loss. GAAP therefore requires the exclusion of any unexercised share awards or other like instruments for purposes of calculating weighted average shares outstanding. Accordingly, the Company did not include any unexercised share awards or other like instruments in calculating weighted average shares outstanding for GAAP purposes in the table above, which resulted in Basic Weighted Average Common Shares Outstanding and Diluted Weighted Average Common Shares Outstanding being the same. However, the Company also presents Base Net Income Attributable to Sonoco, which excludes the net non-base items. In order to maintain consistency and comparability of Base Diluted EPS, dilutive unexercised share awards were included in the calculation to the same extent they would have been had GAAP Net Income Attributable to Sonoco been equal to Base Net Income Attributable to Sonoco.

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2021	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(3)	Base

Operating profit	$486,853	$14,210	$17,722	$(3,420)	$515,365
Non-operating pension costs	568,416	—	—	(568,416)	—
Interest expense, net	59,235	—	—	2,165	61,400
Loss from the early extinguishment of debt	20,184	—	—	(20,184)	—
(Loss)/Income before income taxes	(160,982)	14,210	17,722	583,015	453,965
(Benefit from)/Provision for income taxes	(67,430)	5,363	3,535	165,531	106,999
(Loss)/Income before equity in earnings of affiliates	(93,552)	8,847	14,187	417,484	346,966
Equity in earnings of affiliates, net of taxes	10,841	—	—	(1,394)	9,447
Net (loss)/income	(82,711)	8,847	14,187	416,090	356,413
Net (income) attributable to noncontrolling interests	(2,766)	—	—	2,052	(714)
Net (loss)/income attributable to Sonoco	$(85,477)	$8,847	$14,187	$418,142	$355,699
Diluted weighted average common shares outstanding(4):	99,608			469	100,077
Per Diluted Share*	$(0.86)	$0.09	$0.14	$4.18	$3.55

*Due to rounding individual items may not sum across
		Non-GAAP Adjustments
Twelve Months Ended December 31, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(5)	Base

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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 15

Operating profit	$357,804	$145,580	$4,671	$18,934	$526,989
Non-operating pension costs	30,142			(30,142)	—
Interest expense, net	72,070	—	—	—	72,070
Income before income taxes	255,592	145,580	4,671	49,076	454,919
Provision for income taxes	53,030	32,868	1,236	27,126	114,260
Income before equity in earnings of affiliates	202,562	112,712	3,435	21,950	340,659
Equity in earnings of affiliates, net of taxes	4,679	—	—	—	4,679
Net income	207,241	112,712	3,435	21,950	345,338
Net loss attributable to noncontrolling interests	222	(60)	—	—	162
Net income attributable to Sonoco	$207,463	$112,652	$3,435	$21,950	$345,500

Per Diluted Share*	$2.05	$1.11	$0.03	$0.22	$3.41

*Due to rounding individual items may not sum across
(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Additionally, 2020 includes net asset impairment charges totaling $100,242 mostly related to the Company's Plastics- Food business.

(2) Includes costs related to potential and actual acquisitions and divestitures.

(3) Includes non-operating pension expenses related to after-tax pension settlement charges of $410,417 mostly related to the Company's settlement of its US Inactive Plan in the second quarter.

(4) Due to the magnitude of certain expenses considered by management to be non-base and included in Other Adjustments. the Company reported a year-to-date GAAP Net Loss Attributable to Sonoco. In instances where a company has a net loss, including potential common shares in the denominator of a diluted earnings per-share computation will have an antidilutive effect on the per-share loss. GAAP therefore requires the exclusion of any unexercised share awards or other like instruments for purposes of calculating weighted average shares outstanding. Accordingly, the Company did not include any unexercised share awards or other like instruments in calculating weighted average shares outstanding for GAAP purposes in the table above, which resulted in Basic Weighted Average Common Shares Outstanding and Diluted Weighted Average Common Shares Outstanding being the same. However, the Company also presents Base Net Income Attributable to Sonoco, which excludes the net non-base items. In order to maintain consistency and comparability of Base Diluted EPS, dilutive unexercised share awards were included in the calculation to the same extent they would have been had GAAP Net Income Attributable to Sonoco been equal to Base Net Income Attributable to Sonoco.

(5) Includes the pre-tax loss on the divestiture of the Company's contract packaging business in Europe of $14,516 as well as non-operating pension expenses. The tax benefit of $27,126 was driven by the income tax benefit related to the divestiture loss, approximately $17,400.
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Sonoco Reports Fourth-Quarter and Full-Year 2021 Results - Page 16

	Twelve Months Ended
	Actual	Actual
FREE CASH FLOW*	December 31, 2021	December 31, 2020

Net cash provided by operating activities	$298,672	$705,621
Purchase of property, plant and equipment, net	(242,853)	(181,161)
Free Cash Flow	$55,819	$524,460

	Twelve Months Ended
	Estimated Low End	Estimated High End
FREE CASH FLOW*	December 31, 2022	December 31, 2022
Net cash provided by operating activities	$690,000	$740,000
Purchase of property, plant and equipment	(325,000)	(325,000)
Free Cash Flow	$365,000	$415,000

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures. Beginning in 2021, the Company defined Free Cash Flow as cash from operating activities less purchases of property, plant, and equipment, net. Purchase of property, plant, and equipment, net are defined as purchases of property, plant, and equipment minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.

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